UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NUVERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUVERA COMMUNICATIONS, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 25, 2023

The Annual Meeting of Shareholders (Annual Meeting) of Nuvera Communications, Inc. (Nuvera or the Company), will be held on Thursday, May 25, 2023, at 10:00 a.m. Central Time. The Annual Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. It is important to note that Nuvera shareholders have the same rights and opportunities to participate in this virtual meeting as if they were attending an in-person meeting. You will be able to participate in the Annual Meeting, vote and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/NUVR2023. The Annual Meeting will be held for the following purposes:

(1)                To elect two directors named in the attached proxy statement to serve for ensuing three-year terms;

(2)                To ratify the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the year ended December 31, 2023;

(3)                To approve an amendment to the Company’s bylaws to remove mention of age in reference to consideration of nominees for election as directors;

(4)                To approve an amendment to the Company’s Articles of Incorporation to eliminate a 30 share minimum for stock ownership in the Company; and

(5)                To transact any other business that may properly be brought before the meeting.

The Board of Directors (Board) has fixed the close of business on March 30, 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY THE ORDER OF THE BOARD OF NUVERA COMMUNICATIONS, INC.

/s/ Barbara A.J. Bornhoft

Barbara A.J. Bornhoft - Corporate Secretary

New Ulm, Minnesota

April 13, 2023

INFORMATION CONCERNING SOLICITATION AND VOTING – YOUR VOTE IS IMPORTANT.  Whether or not you expect to attend the meeting, please sign and date the proxy and return it promptly in the enclosed envelope or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically, either over the Internet at www.proxyvote.com or by touch-tone telephone at 1-800-690-6903.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 25, 2023.

This Proxy Statement, along with the Company’s 2022 Annual Report and Annual Report on Form 10-K are available free of charge on the following website: www.proxyvote.com

NUVERA COMMUNICATIONS, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 25, 2023

QUESTIONS AND ANSWERS

What is the purpose of this Proxy Statement?

This proxy statement will be made available to shareholders beginning on or about April 13, 2023, for the solicitation of proxies for the Annual Meeting and any adjournment thereof, to be held commencing at 10:00 a.m., Thursday, May 25, 2023. The Annual Meeting will be a virtual meeting of shareholders that will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions via live webcast by visiting www.virtualshareholdermeeting.com/NUVR2023.

Who can vote?

Record holders of the Company’s common stock at the close of business on March 30, 2023, are entitled to vote at this Annual Meeting. Shareholders are entitled to one vote for each share held on the March 30, 2023, record date. On that date, there were 5,098,865 shares outstanding. In addition, shareholders have the right to cumulate votes in the election of Directors, as described on page 5.

How do I vote?

Registered Shareholders. If your shares are registered in your name, you may vote by proxy in ONE of the following three ways:

•         By Internet – You may vote using the Internet at the website www.proxyvote.com. You can transmit the voting instructions via electronic delivery of the information up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 24, 2023. Use the proxy card when accessing the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

•         By telephone – You may vote by using the toll-free telephone number, 1-800-690-6903. Using a touch-tone telephone, you can transmit the voting instructions up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 24, 2023. Use the proxy card when you call and follow the instructions provided.

•         By mailing – You may vote your shares by marking, signing, dating and returning your Proxy Card in the postage paid envelope provided, addressed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive proxy cards on or before May 24, 2023.

The Internet and telephone voting procedures have been set up for your convenience and were designed to authenticate your identity and allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote over the Internet, by telephone or by mail, you can specify whether your shares should be voted for either both, either or, or neither of the two nominees for director. You can specify whether you want to vote for, against, or abstain from voting for, the ratification of the appointment of the independent registered public accounting firm. You can also specify whether you want to vote for, against or abstain from voting for the proposal to amend the Company bylaws to eliminate the reference to age on considering nominees for election as directors to serve on the Board of the Company. You can also specify whether you want to vote for, against, or abstain from voting for the proposal to amend the Company’s Articles of Incorporation to eliminate a 30 share minimum for stock ownership in the Company. If you make these specifications, your shares will be voted as you direct. If you sign, date and return your Proxy Card, but do not specify how you want to vote, your shares will be voted FOR the election of all director nominees. FOR the ratification of the appointment of the independent registered public accounting firm. FOR the proposal to amend the Company bylaws to eliminate the reference to age in considering nominees for directors to serve on the Board of the Company. FOR the proposal to amend the Company’s Articles of Incorporation to eliminate a 30-share minimum for stock ownership in the Company.

Beneficial Owners/Nominee Shares. If your shares are held by a bank, broker, trustee, or some other nominee, that entity will give you separate voting instructions. If you do not provide voting instructions to your nominee, your shares will not be voted in the election of directors, the proposal to amend the Company bylaws, or the proposal to amend the Company’s Articles of Incorporation.

The persons named as proxies are Board members who are not currently standing for election. If any other matters are properly presented for action at the Annual Meeting, including a question of adjourning or postponing the Annual Meeting from time to time, the persons named in the proxies and acting in that capacity, will have discretion to vote on these matters in accordance with their best judgment.

The notice of the Annual Meeting, this proxy statement and related proxy card are being mailed to shareholders on or about April 13, 2023.

May I change my vote?

Your proxy may be revoked at any time before it is voted. You may change your vote after you submit your proxy card by:

•         Sending a written notice addressed to the Chief Executive Officer (CEO) of the Company, which must be received prior to the Annual Meeting, stating that you want to revoke your proxy;

•         Submitting a new completed proxy card to the CEO of the Company, which must be received prior to the Annual Meeting and contain a later date than the previously submitted proxy; or

•         Entering later-dated telephone or Internet voting instructions, which will automatically revoke the earlier proxy.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board and the Company will pay the cost of the solicitation, including preparing, assembling and mailing the proxies and solicitation materials. The Company is soliciting proxies. In addition, the directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no financial consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of the shares of the Company common stock held as of the record date and will reimburse these persons for their reasonable expenses so incurred.

When are shareholder proposals due for the next Annual Meeting?

Shareholders who want to have their proposals considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting must submit their proposals to the Company no later than December 13, 2023.

The proxy rules of the Securities and Exchange Commission (SEC) permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with Commission’s proxy rules. The 2024 Annual Meeting of Nuvera is expected to be held on or about May 23, 2024, and proxy materials in connection with that meeting are expected to be made available on or about April 12, 2024. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s 2024 Proxy Statement must be received at the Company’s corporate office, 27 North Minnesota Street, New Ulm, Minnesota 56073. Attention: CEO, by December 13, 2023, to be considered for inclusion in the Board’s Proxy Statement and proxy card for the 2024 Annual Meeting. Any proposal must be in writing and signed by the shareholder. In addition, if the Company is not notified by February 26, 2024, of a matter to be brought before the 2024 Annual Meeting by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

Shareholder suggestions for Directors

The Company’s Corporate Governance and Nominating Committee will consider shareholder suggestions for nominees for election to the Company’s Board if these suggestions are in writing and include biographical data and a description of the nominee’s qualifications. These suggestions must also be accompanied by the written consent of each nominee and can be mailed to the Corporate Governance and Nominating Committee, Nuvera Communications, Inc., Attention: Corporate Secretary, 27 North Minnesota Street, New Ulm, Minnesota 56073. The Corporate Secretary must receive these suggestions no later than December 13, 2023.

Quorum, Abstentions, and Broker Non-Votes

The presence, in person or by proxy, of the shareholders of thirty-five percent of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of Company business at the Annual Meeting. All votes will be tabulated by the inspector of election for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by that proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of that matter.

If a properly executed proxy that is returned by a broker holding shares in street name indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (broker non-votes), these shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to those matters.

PROPOSAL 1 – ELECTION OF DIRECTORS

There are currently seven directors serving on the Board and each director serves a three-year term. Two directors will be elected at this Annual Meeting. The Board has nominated and recommends for election, James J. Seifert and Colleen R. Skillings. Mr. Seifert and Ms. Skillings currently serve as Directors and have agreed to stand for re-election. Biographical information on each of the nominees and all continuing directors is set forth on the following pages.

We recommend that each shareholder vote in favor of these nominees. The Board believes that each named nominee will be able to serve, but if any of the nominees are unable to stand for election, the Board may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than the two nominees. The two nominees receiving the greatest number of votes will be elected.

Directors are elected by a plurality of the votes cast, i.e., the nominees receiving the greatest number of votes will be elected. For each share held, shareholders may cast one vote for each of the two director positions to be filled at this Annual Meeting. Each shareholder entitled to vote also has the right to vote shares on a cumulative basis in the election of directors by giving written notice of intent to do so to any Officer of the Company before the Annual Meeting, or to the presiding Officer at the Annual Meeting at any time before the election. If notice of this intent is given, the presiding Officer at the Annual Meeting will announce before the election of directors that shareholders may vote their shares on a cumulative basis by multiplying the number of shares held by the shareholder by the number of directors to be elected. Each shareholder then may cast that shareholder’s votes for one candidate or may distribute the votes among any number of candidates.

If no shareholder provides a notice of such intent, the nominees who receive the affirmative vote of the holders of a plurality of the voting power of the shares present and entitled to vote at the Annual Meeting will be elected to serve on the Board. If any shareholder determines to vote on a cumulative basis and an individual other than the above-stated nominees has been nominated to serve as a director, then the two nominees receiving the largest number of votes, taking into account cumulative voting, will be elected to serve on the Board.

Votes cast for a nominee will be counted in favor of election. Withheld votes and broker non-votes will not count either in favor of or against election of a nominee. The persons appointed as proxies in the accompanying proxy card will vote for the election of the Board’s nominees, unless authorization to do so is withheld.

The Company has adopted governance guidelines, however, that provide that in an uncontested election of directors any nominee for director who receives a greater number of “withheld” than “for” votes must tender a written offer to resign from the Board within five business days of the certification of the shareholder vote by the inspector of elections. The Governance and Nominating Committee will then consider and make a recommendation to the full Board on whether to accept the resignation, following the procedure set forth in Section 29 of the Board of Directors Corporate Governance Guidelines, which are available at Nuvera.net.

Your Board recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees, unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

The following biographies contain information, including business experience and memberships on other Boards pertaining to the nominees standing for election, as well as for other continuing directors. Unless otherwise indicated, all information is given as of March 30, 2023. Information concerning beneficial ownership of the Company’s common stock as of March 30, 2023, can be found on page 17. We are not aware of any arrangement or understanding pursuant to which any individual is to be selected as a director or nominee. There are no familial relationships between any director and Executive Officer.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring In 2026

James J. Seifert

Term:	Current term expires in 2023. Independent Director since 2017.

Recent Business Experience:

Mr. Seifert is currently a Shareholder in the law firm of Fafinski Mark & Johnson, P.A. (FMJ). Mr. Seifert practices in FMJ’s General Corporate & Business and Mergers & Acquisitions groups. Prior to 2017, Mr. Seifert served as Executive Vice President, General Counsel and Corporate Secretary for Ecolab, Inc., a Fortune 200 Company, since May 2010. In that capacity, he was responsible for all legal, regulatory, government relations and safety matters. Ecolab conducts business in 170 countries.

Company Committees:

Mr. Seifert serves as a member of the Corporate Governance and Nominating Committee and Audit Committee. Mr. Seifert also served as Chair of the Succession Planning Ad Hoc Committee in 2019 and Chair of the Ad-Hoc Long-Term Strategy Committee in 2021.

Other Directorships:

Mr. Seifert is a past board member of the Science Museum of Minnesota, board member of Twin Cities Public Television, Vice-Chair of the Dean’s Advisory Council of the Humphrey School of Public Affairs at the University of Minnesota, the Dean’s Advisory Board at the University of St. Thomas Law School, Despatch Industries and the Minnesota Job Skills Partnership Board. He is also past Chairman, Riverwood District, Northern Star Council, Boy Scouts of America.

Selection Criteria:

Mr. Seifert brings to the Board a rich and diverse background in public company governance, ethics, business strategy as well as a background in technology and innovation. Mr. Seifert has represented large public companies for 32 years and has extensive experience in government affairs and government relations, including service in the Minnesota House of Representatives where he was named first-term Legislator of the Year, was Vice-Chairman of the Civil Law Committee, and a member of the Health and Human Services Finance and Policy Committee and the Commerce Committee. He has a deep commitment to community service and has a long record of volunteering for non-profit organizations. The Board believes that Mr. Seifert contributes to the Board and the Committees on which he serves through his business judgement in representing public companies for 32 years, corporate strategy and governance experience.

Age:	66

Colleen R. Skillings

Term:	Current term expires in 2023. Independent Director since 2014.

Recent Business Experience:

Ms. Skillings currently serves on the Board of the Company. Ms. Skilling currently serves as CEO/Chief Financial Officer (CFO) for Minnesota Valley Testing Laboratories, Inc. (MVTL). In her current position, Ms. Skillings oversees all of MVTL’s general operations, accounting, finance, financial planning, audit, tax, purchasing, human resources and information technology activities. In addition, she serves on MVTL’s Executive Team, which is responsible for the oversight and overall operations, and strategic planning of the company. Ms. Skillings maintains her Certified Public Accountant’s license. Prior to working at MVTL, Ms. Skillings was an Accounting and Auditing Manager for Biebl, Ranweiler, Christensen, Meyer, Thompson and Company and a Senior Auditor for the Office of the Legislative Auditor.

Company Committees:	Ms. Skillings serves as a member of the Corporate Governance and Nominating Committee and Audit Committee.

Other Directorships:

Currently serves as Treasurer and Board member of the New Ulm Rotary Club; President of Sunset Apartments; Past Board member for Oak Hills Living Center, New Ulm, Minnesota; formally served as Chair for MBW Company, a New Ulm based social services provider; Trustee and Finance Committee member for the Southern Minnesota Initiative Foundation; Community Advisory member for United Prairie Bank; New Ulm Chamber of Commerce Board Member; and Treasurer and Board Member for the Council for the Arts in New Ulm.

Selection Criteria:

Ms. Skillings brings 1 year of CEO experience, 24 years of CFO experience and 15 years of public accounting experience to the Board. The Board has determined that Ms. Skillings satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Ms. Skillings contributes to the Board and the Committees on which she servers with her business, CEO, CFO and public accounting firm experience.

Age:	61

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR

CONTINUING DIRECTORS

Perry L. Meyer

Term:	Current term expires in 2025. Independent Director since 1995.

Recent Business Experience:

Mr. Meyer currently serves on the Board of the Company. Mr. Meyer oversees all operations of a 2,500-acre diversified grain and livestock farm. Mr. Meyer serves  as a Director of Steamboat Pork, a 1,500 head/sow farm started in 1998 by eight Nicollet and Sibley County farmers to produce isowean pigs.

Company Committees:

Mr. Meyer serves as the Chair of the Executive Committee and Chair of the Board. Mr. Meyer also serves as an Ex-officio member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Meyer also served on the Succession Planning Ad Hoc Committee in 2019 and as an Ex-officio member of the Ad-Hoc Long-Term Strategy Committee in 2021.

Other Directorships:

Currently serves as a board member for CHS, Inc.; Minnesota Valley Lutheran (MVL) High School Foundation – past Chair, New Ulm, Minnesota; served as board member for Heartland Corn Products – past President and Secretary, Winthrop, Minnesota; served as President, St. John’s Lutheran Church, New Ulm, Minnesota, served as a board member for the Planning and Zoning Commission, City of New Ulm; Treasurer for Lafayette Township, Nicollet County, Minnesota; served as a board member for New Ulm Rural Fire Association, New Ulm, Minnesota; MVL High School, New Ulm, Minnesota; New Ulm Area Foundation, New Ulm, Minnesota; Director/Board Secretary for Cenex Harvest States Soybean Processing, Mankato, Minnesota; Secretary/Treasurer of the Nicollet County Township Officer Association, Nicollet County, Minnesota; board member for Nicollet County Corn Growers, Nicollet County, Minnesota.

Selection Criteria:

Mr. Meyer brings to the Board his previous experience both on the Board of the Company and on other Boards, in particular his experience on the CHS, Inc. and Heartland Corn Products Boards. In addition to his Board experiences, Mr. Meyer is also an active member of the community, including his membership on the Planning and Zoning Commission for the City of New Ulm, Minnesota and as the Chair of the MVL High School Foundation. As an independent business operator and an active member of community organizations and business organizations, the Board believes that Mr. Meyer contributes to the Board and the Committees on which he serves, through the skill and expertise he has developed in his operation of a diverse grain and livestock farm, his knowledge and experience on other Boards, his perspective as an active community member and his prior Company Board experience.

Age:	68

Dennis E. Miller

Term:	Current term expires in 2024. Independent Director since 2009.

Recent Business Experience:

Mr. Miller currently serves on the Board of the Company. Mr. Miller served as the President and CEO of Midwest Wireless Holdings in Mankato, Minnesota,  where he was responsible for strategic development, including consolidating partnerships; identifying, financing, acquiring and integrating new markets; integrating multiple network technologies; and innovating product development and deployment. Mr. Miller led Midwest Wireless from a start-up Company, culminating in successfully completing its sale to Alltel Wireless for $1.075 billion in 2006. Mr. Miller also served as Vice President of Minnesota Operations for Pacific Telecom Cellular, Appleton, Wisconsin, where he served as the senior state executive in Minnesota and was responsible for the development of 10 rural service areas for wireless services and developing business policies, practices and operations for businesses. Mr. Miller also has prior business experience in sales, including leading sales teams and developing sales and distribution programs and processes.

Company Committees:

Mr. Miller serves as Chair of the Compensation Committee and also serves as a member of the Executive Committee. Mr. Miller also served on the Succession Planning Ad Hoc Committee in 2019 and the Ad Hoc Long-Term Strategy Committee in 2021.

Other Directorships:

Mr. Miller has served as a Board Member for DALA, Inc., a reseller of wireless telecommunications services. Mr. Miller has served as a Board Member for Sensor International, a manufacturer of optic lenses to ophthalmologists; Coughlan Companies (Governance Committee Chair), a publishing firm, Mankato, Minnesota; Jordan Sands LLC, a Minnesota based mining firm and affiliate of Coughlin Companies; Member, CTIA – The Wireless Association Board of Directors (also serving on the Executive Committee, Treasurer and Chair of Small Operators Caucus); Member, Rural Cellular Association – past President; Member, Immanuel St. Joseph’s – Mayo Health System Board of Directors (including Vice Chair of regional Mayo owned and operated health system of clinics and hospitals, Compensation Committee Chair and Finance Committee); Member, Minnesota Telecom Alliance (Wireless Committee Chair).

Selection Criteria:

Mr. Miller brings to the Board his experience on the Board of the Company, his experience on other Boards and his wireless telecommunications experience. Due to Mr. Miller’s extensive experience in the wireless telecommunications industry, his experience in regulatory and legislative affairs, at both the state and federal level, and his participation on business and industry Boards, the Board believes that Mr. Miller contributes to the Board and the Committees on which he serves.

Age:	63

Bill D. Otis

Term:	Current term expires in 2025. Director since 2016.

Recent Business Experience:

Mr. Otis currently serves on the Board of the Company. Prior to his retirement in in 2019, Mr. Otis had served as President and CEO of Nuvera. Mr. Otis joined the Company in 1979 as the Controller and was promoted to President and CEO in 1982. Under his guidance and vision, Nuvera became a well-established communications company and rebranded and changed its name from New Ulm Rural Telephone Company to Nuvera Communications, Inc. in 2019. During his tenure, Company revenues grew from $3.65 million in 1982 to $64.9 million in 2019. Nuvera currently has 11 offices and proudly serves 39 communities. He is a graduate of Winona State University with bachelor’s degrees in Accounting and Business Administration.

Company Committees:	Mr. Otis serves as a member of the Executive Committee. Mr. Otis also served on the Ad-Hoc Long-Term Strategy Committee in 2021.

Other Directorships:

Mr. Otis currently serves as Board Chair and a member of the Senior Executive and Audit committees for Alliance Bank. Mr. Otis’s past leadership roles include Chair of the Board of Broadband Visions, LLC; Independent Emergency Services, LLC; Southern Minnesota Broadband, LLC; Hector Communications Corporation and Midwest Wireless, LLC. Mr. Otis was also a Board Member for FiberComm, LC, Minnesota Telecom Alliance, OPASTCO, United States Telephone Association, Cellular 2000, Switch 2000, New Ulm Chamber of Commerce, Board of New Ulm Economic Development Corporation, United Way (New Ulm area) and Ducks Unlimited (local chapter). Mr. Otis was also a member of the National Telephone Cooperative Association Governance Advisory Committee. Mr. Otis was inducted into the Minnesota Business Hall of Fame in 2020, honoring a lifetime of achievement and leadership in Minnesota business.

Selection Criteria:

Mr. Otis brings more than 43 years of experience in the communications industry and has intimate knowledge of our Company and its history. Mr. Otis’s experience on other Boards and his extensive communication industry background, along with his numerous other leadership roles within the community qualifies him to serve on the Board of the Company. Mr. Otis’s experience in finance and operation management, merger and acquisition activities, development of collaborative initiatives and his years of executive leadership experience give Mr. Otis a wide-ranging perspective regarding Nuvera’s opportunities and challenges. The Board believes that Mr. Otis contributes to the Board with his experience as the Company’s former CEO and his vast knowledge of the communication industry.

Age:	65

Wesley E. Schultz

Term:	Current term expires in 2024. Independent Director since 2012.

Recent Business Experience:

Mr. Schultz currently serves on the Board of the Company. Mr. Schultz served as the CFO of Rural Cellular Corporation (RCC), a wireless communications company, headquartered in Alexandria, Minnesota. Prior to its sale to Verizon Wireless, RCC was among the 50 largest publicly traded companies in Minnesota. At RCC, Mr. Schultz was involved in major business decisions, developing and implementing strategic plans for growth and integrating its financial strategy responsible for all accounting and financing activities, including the SEC filings and reporting. Mr. Schultz was also involved in financial planning and analysis, treasury, budgeting, audit, tax, accounting, human resources, purchasing, insurance and the oversight of company-owned and leased office facilities nationwide. In addition to serving as its CFO, he was Executive Vice President and a member of the Board of Directors.

Prior to working at RCC, Mr. Schultz served as CFO for two companies, Spanlink, Inc. and Serving Software, Inc, where he led their initial public offerings.

Company Committees:	Mr. Schultz serves as the Chair of the Audit Committee and serves as a member of the Compensation Committee.

Other Directorships:

Currently serves as a Board member for Geneva Capital, LLC, an equipment leasing company, Alexandria, Minnesota; served as a Board member for RCC, a wireless communications company, Alexandria, Minnesota; Professional Support Solutions, Inc., an IVR and CTI support solutions and integration company, Dublin, California; and OrthoCor Medical, Inc., an innovator of devices utilizing pulsed electromagnetic frequency and thermal technologies to alleviate joint pain and minimize swelling, Minneapolis, Minnesota.

Selection Criteria:

Mr. Schultz brings to the Board his experience on the Board of the Company, 18 years of CFO experience, including 13 years of public company experience in the telecommunications industry, along with his background and experience in accounting and reporting. The Board has determined that Mr. Schultz satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Mr. Schultz contributes to the Board and the Committees on which he serves.

Age:	66

Suzanne M. Spellacy

Term:	Current term expires in 2024. Independent Director since 2012.

Recent Business Experience:

Ms. Spellacy currently serves on the Board of the Company. Ms. Spellacy is the General Counsel for the Minnesota Timberwolves (NBA) and Minnesota Lynx (WNBA) professional basketball teams and in that role has responsibility for all legal matters including contract negotiations, corporate transactions, litigation, intellectual property, risk management and compliance. Ms. Spellacy’s prior business experience includes serving as Vice President and General Counsel for Taylor Corporation and as General Counsel of Jack Link’s Protein Snacks. Ms. Spellacy was a shareholder in the Twin Cities law firm of Winthrop and Weinstine, P.A. before she joined Taylor Corporation. She received her law degree from the University of Minnesota and undergraduate degree from the College of St. Benedict.

Company Committees:	Ms. Spellacy serves as the Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee.

Other Directorships:

Currently serves as a Board member for the Child and Family Advocacy Center of South-Central Minnesota. Previously served on the board of Southern Minnesota Advocates; Minnesota Job Skills Partnership Board; as Board Chair of the Greater Mankato Early Learning Initiative; Greater Mankato YMCA; Loyola Catholic School Board of Trustees; and as President of Loyola Catholic School Board.

Selection Criteria:

Ms. Spellacy brings to the Board her experience on the Board of the Company, 36 years of legal and business experience, including experience with business transactions, mergers and acquisitions, executive compensation, employee benefits, employment law and other legal matters. She has been an active member of the community and brings her leadership skills from service with many community organizations, including her role as a founding board member and first board chair for the Greater Mankato Early Learning Initiative, a collaborative effort between business, education and non-profits. The Board believes that Ms. Spellacy contributes to the Board and the Committees on which she serves.

Age:	57

CORPORATE GOVERNANCE

Director Independence

Six of the Company’s seven current directors meet the criteria for independence under the rules of the SEC and Rule 5605(a)(2) of the Nasdaq marketplace. After serving as the Company’s President and CEO until September 3, 2019, Mr. Otis received payments as a consultant to the Board through April 2022, and is therefore not independent under the Nasdaq marketplace rules. Mr. Otis received no additional compensation for serving as a non-employee director until his consulting agreement with the Company expired in April 2022. See “Transition and Retirement Agreement with Bill Otis on page 20.

Director Qualifications

            Criteria for Membership

The Company’s Corporate Governance and Nominating Committee is responsible for annually reviewing the composition of the Board for desired skills and characteristics of directors, as well as the composition of the Board as a whole.

            Terms, Limitations and Retirement

Directors are elected to three-year terms. The Board does not believe it should establish a limit on the number of times that a director may stand for election. There is not an age limit for appointment or election as a Director and in proposal #3, the Company is requesting that shareholders approve an amendment to the Company’s bylaws to remove mention of age in reference to consideration of nominees for election as directors.

            Ownership of Company Stock

                        All directors are required to own common stock of the Company.

Selecting Nominees for Election to the Board

The Corporate Governance and Nominating Committee is the standing committee responsible for recommending to the full Board the nominees for election as directors at our annual shareholder meetings. The Company’s Bylaws call for the Board to then select nominees to stand for election. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Although the Committee does not have a formal policy regarding diversity, the Committee seeks to provide the Board prospective nominees that reflect diversity in background, education, gender, business experience, skills, business relationships and associations, and other factors that would contribute to the Board’s governance of the Company.

Other Board Information

            Frequency of Meetings

The Board typically holds twelve regularly scheduled meetings per year. If necessary, special meetings of the Board are held as determined by the Board.

Annual Evaluations

The Corporate Governance and Nominating Committee conducts, or causes to be conducted annual evaluations to assess the Board’s performance and composition.

Executive Sessions of Independent Directors

The Company’s independent directors regularly meet in executive sessions (without members of management present).

Committees

The Board has four standing Committees: (i) Audit; (ii) Compensation; (iii) Corporate Governance and Nominating; and (iv) Executive. The composition and role of each committee is described below under “The Board of Directors and Committees.”

CEO and Management Succession

The Corporate Governance and Nominating Committee conducts periodic reviews to assess the succession planning for the Company’s Executive Officers. In the event of the loss of the CEO or any other Executive Officer, the Board would determine how to implement the existing succession plan and, in the case of the CEO, determine interim management of the Company.

Review and Access to Guidelines

The Corporate Governance and Nominating Committee reviews the Company’s Corporate Governance Policy annually, and if deemed appropriate, recommends amendments to the Board.

Communication with the Board

The Board has implemented a process by which Company shareholders may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more of its Directors may send a letter addressed to:

Nuvera Communications, Inc.

Attention: Corporate Secretary (Board Matters)

             27 North Minnesota Street

             New Ulm, Minnesota 56073

The Board has instructed the Corporate Secretary to promptly forward all communications received to the full Board or the individual Board members specifically addressed in the communication, without first screening those communications.

The Company encourages all of its Directors and Officers to attend the Annual Meeting. All seven of the Company’s current Directors attended the Company’s 2022 Annual Meeting, which was held virtually.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all Directors, Executive Officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Code of Business Conduct and Ethics includes the following principles related to the Company Directors, Executive Officers and employees:

●    Act with honesty and integrity;

●    Promote full, fair, accurate, timely and understandable disclosures in reports and  documents filed with the SEC and other public communications;

●    Comply with laws, rules and regulations of governments and their agencies;

●    Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information; and

●    Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives.

The Code of Business Conduct and Ethics is publically available by selecting the “About Us” tab drop down box and clicking on the “Investors” link on the Company’s website at www.nuvera.net. We intend to disclose (i) any amendments to, or (ii) waivers from, the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions or with respect to the required elements of the Code of Business Conduct and Ethics, by disclosing the amendment or waiver on this website.

Risk Oversight

The Board and each Committee are involved in overseeing risk associated with the Company and its operations. The Board and Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk and cybersecurity risk through regular reviews with management, external auditors and other advisors. In its periodic meetings with management and the Company’s independent registered public accounting firm, the Audit Committee discusses the scope and plan for the audits and includes management in its review of accounting and financial controls, assessment of business risks, and legal and ethical compliance programs. The Board and the Corporate Governance and Nominating Committee monitor the Company’s governance and succession risk through regular reviews with management and outside advisors. The Board and the Compensation Committee monitor the Company’s compensation and benefit policies and related risks through regular reviews with management and the Committee’s outside advisors. The Board and its Executive Committee monitor operational risk and enterprise risk by monitoring the Company’s overall strategic goals and objectives with management and the Board, and review and consider merger, acquisition and growth opportunities for recommendation to the Board. The Board as a whole monitors any potential for reputation risk.

Board Leadership

The Company’s governance policy states that the Board Chair must be an independent director, which creates a separation of the roles between the CEO and Chair of the Board. The Board feels that this structure ensures a greater role for the Chair, together with the active participation of the other independent directors, in setting agendas and establishing Board priorities and procedures.

Board of Director Committees

The Board consists of seven members with staggered terms of three years. The Board typically holds regular monthly meetings and several special meetings. It has established the following standing Committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; and (iv) Executive Committee. Committee Charters can be viewed on the Company’s website at www.nuvera.net. The Chair of the Board is an ex-officio member of all standing Committees. The Board held twelve regular and two special meetings in 2022. All Committees met as required and each director attended 75% or more of the Board meetings and applicable Committee meetings on which he or she served.

Audit Committee

Members of the Audit Committee are Wesley E. Schultz (Chair), Colleen R. Skillings and James J. Seifert. All members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq marketplace rules. Each member of the Audit Committee is financially literate, and two members of the Committee have accounting or related financial management expertise. The Board has determined that Wesley E. Schultz and Colleen R. Skillings satisfy the criteria adopted by the SEC to serve as “Audit Committee Financial Experts.”

The Audit Committee is responsible for overseeing the Company’s accounting procedures, financial reporting processes and internal controls and audit. It consults with management and the independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm and evaluates that firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm.

The Audit Committee held five meetings in 2022. The Report of the Audit Committee is included on pages 31-32 of this proxy statement.

Compensation Committee

Members of the Compensation Committee are Dennis E. Miller (Chair), Wesley E. Schultz and Suzanne M. Spellacy. The Compensation Committee’s duties include evaluating employee compensation and benefit plans as well as staffing. The Compensation Committee also makes recommendations pertaining to the compensation of directors.

The Compensation Committee held five meetings in 2022. The Report of Compensation Committee on Executive Compensation is included on pages 33-34 of this proxy statement.

Corporate Governance and Nominating Committee

Members of the Corporate Governance and Nominating Committee are Suzanne M. Spellacy (Chair), James J. Seifert and Colleen R. Skillings. The Corporate Governance and Nominating Committee is responsible for reviewing, addressing and making recommendations to the Board on matters pertaining to appropriate governance standards, including the Board’s nominating process.

Board policy requires consideration of candidates for director positions as recommended by shareholders, if the persons recommended are qualified to serve on the Board. The Board may elect not to consider an unsolicited recommendation if no vacancy exists on the Board and the Board does not perceive a need to increase its size. In order for a director candidate to be considered for nomination at the Annual Meeting, the recommendation must be received by the Company as provided under “Shareholder Proposals for 2024 Annual Meeting” on page 39.

The Corporate Governance and Nominating Committee held two meetings in 2022.

Executive Committee

Members of the Executive Committee are Perry L. Meyer (Chair), Dennis E. Miller and Bill D. Otis. The Executive Committee’s responsibilities include: (i) exercising the Board’s authority when the Board is not in session; (ii) monitoring the status of any litigation and making appropriate recommendations to the Board, and (iii) taking other actions delegated by the Board. The Executive Committee Charter is available on the Company’s website at www.nuvera.net.

Because the Nuvera Board met monthly in 2022, the Executive Committee did not hold any formal meetings in 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information regarding beneficial ownership of the Company’s common stock as of March 30, 2023, by (a) each person who beneficially owns five percent or more of our common stock; (b) each director and nominee for director; (c) each Named Executive Officer and (d) all directors and Executive Officers as a group. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as noted below, we know of no agreements among our shareholders that relate to voting or investment power with respect to our common stock.

The Company’s Articles of Incorporation restrict any one individual or entity from beneficially owning more than seven percent of the outstanding capital stock of the corporation. Specific details of this restriction are contained in Article III of the Company’s Articles of Incorporation.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Magnolia Capital Fund, LP, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102 (3) Minerva Advisors LLC, 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania 19004 (4)	337,516 316,641	6.6 6.2
Bill D. Otis	231,705	4.5
Perry L. Meyer (5)	77,354	1.5
Dennis E. Miller (6)	35,220	*
Wesley E. Schultz	28,480	*
Barbara A.J. Bornhoft	18,138	*
Curtis O. Kawlewski	14,547	*
Suzanne M. Spellacy	14,421	*
James J. Seifert	12,711	*
Colleen R. Skillings	11,605	*
Glenn H. Zerbe All nominees, Directors and Executive Officers as a group (10 persons)	11,476 455,657	* 8.9%

________________

* Represents ownership of less than 1.0%

(1)     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include: securities owned by or for, among others; the spouse, children or certain other relatives of such person, as well as other securities, as to which the person has, or shares voting, or investment power, or has the option to acquire within 60 days. Unless otherwise indicated, the address of each shareholder: c/o Nuvera Communications, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073.

(2)     Percentage of beneficial ownership is based on 5,098,865 shares outstanding as of March 30, 2023.

(3)     Based on information set forth in Schedule 13G filed with the SEC on February 14, 2022, by Magnolia Capital Fund, LLC. Ownership information is reported as of December 31, 2021.

(4)     Based on information set forth in Amendment No. 1 to Schedule 13G/A filed with the SEC on February 14, 2022, by Minerva Advisors LLC, Minerva Group LP, Minerva GP LP, Minerva GP Inc., and David P. Cohen. Each of Minerva Advisors LLC, Minerva Group LP, Minerva GP LP, Minerva GP Inc., and David P. Cohen is deemed a beneficial owner held by Minerva Group LP. David P. Cohen is deemed a beneficial owner of the 268,661 shares beneficially owned by Minerva Advisors LLC. Ownership information is reported as of December 31, 2021.

(5)     Includes 62,018 shares held by the Perry L. Meyer Living Trust.

(6)     Includes 31,896 shares held by the Miller Joint Revocable Trust

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid to or earned by the Company’s CEO, Chief Operating Officer (COO) and CFO (collectively “Named Executive Officers”) during 2022. For more information regarding the Company’s salary policies and executive compensation plans, please review the information under the caption “Report of Compensation Committee on Executive Compensation,” on pages 33-34.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($) (a) (b)	($) (c)	($) (d)	($) (e)	Total ($)

Glenn H. Zerbe	2022	300,000	31,494	162,000	31,506	9,619	534,619
President and CEO	2021	275,000	37,711	-	37,752	8,227	358,690

Barbara A.J. Bornhoft	2022	230,000	17,242	57,500	17,258	15,733	337,733
Vice President/COO	2021	222,128	37,971	-	19,996	17,197	297,292
and Corporate Secretary

Curtis O. Kawlewski	2022	230,000	17,242	57,500	17,258	7,137	329,137
CFO	2021	210,002	36,925	-	20,306	6,320	273,553

(a) As noted below, under "Cash/Common Stock-Based Incentive Compensation," Company Executive Officers are required to receive 50% of their incentive compensation earned in Company Common Stock in lieu of cash. The value shown is the number of shares awarded valued at the market price on their grant dates, in all cases computed in accordance with
Financial Accounting Standards Board Accounting Standards Codification (Topic 718). Also as noted below, under
"Grant of Awards to Named Executive Officers Under the New Ulm Telecom, Inc. 2017 Omnibus Stock Plan (2017 Plan),
named excutives are also entitled to earn restricted stock units under the 2017 Plan. The amount includes restricted stock units that vested in 2022.
(b) Amounts include stock awards from the 2022 Short-Term Mangement Incentive Plan.
(c) The value shown is the Option value on the grant date computed in accordance with Topic 718.
(d) All amounts shown for 2022 under "Non-Equity Incentive Plan Compensation" were earned in 2022 under the 2006
Management Incentive Plan, as in effect for 2022. These amounts were paid in 2023.
(e) Represents taxable fringe benefits and contributions made by the Company under its 401(k) plan.

Grants of Plan-Based Awards in 2022

On March 31, 2022, the Compensation Committee and Board adopted a plan for annual incentive compensation to the Company’s Named Executive Officers under its 2022 Management Incentive Plan (2022 MIP). Under the 2022 MIP, the Company established goals under which these Named Executive Officers have the opportunity to earn an annual bonus based on (i) 9,000 Fiber-to-the-home (FTTH) passings, (ii) 4,500 new fiber business-to-business connections (conversions and new) and (iii) 1,000 net Internet customer adds. In addition, the Company must obtain a 95% or higher of budget target of operating income before interest, taxes, depreciation and amortization (OIBITDA) for the plan to pay out.

The following table sets forth information relating to potential plan-based awards in 2022 for Named Executive Officers under the 2022 MIP:

	Potential Payouts Under Incentive Plan Awards (1)
	Threshold ($)	Target ($)	Maximum ($)
Name

Glenn H. Zerbe	52,500	105,000	157,500

Barbara A. J. Bornhoft	28,750	57,500	86,250

Curtis O. Kawlewski	28,750	57,500	86,250

(1)    Represents awards that may have been earned during 2022 by the Named Executive Officers under the Company’s 2022 MIP. For actual award amounts earned and paid under all Company plans, please see the Summary Compensation Table columns entitled “Stock Awards” and “Non-Equity Incentive Plan Compensation” and related footnotes above. For explanation of this plan, refer to the description on pages 21‑22 of this proxy statement under the heading “Cash/Common Stock-Based Incentive Compensation.”

The Board retains discretion under the 2022 MIP to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2022 MIP. In addition, all payments under the 2022 MIP are subject to claw back to the extent required by federal law.

Employment Agreements

CEO Glenn H. Zerbe: Mr. Zerbe and the Company entered into an employment agreement in August 2019 that provides (i) for an annual base salary and (ii) that Mr. Zerbe would be eligible for incentive compensation under the Nuvera MIP in the form of a cash incentive (Annual Incentive Award) on an annual basis. The base salary for Mr. Zerbe was set at $315,000 for 2023. The target incentive payout for Mr. Zerbe is set at 40% of his base salary. The maximum incentive award payable under the plan is 60.0% of base salary (1.5 times the target). The minimum incentive award payable under the plan is $0.

Upon a change-in-control transaction, if the employment of Mr. Zerbe is terminated by the Company without cause or by Mr. Zerbe for good reason within 12 months of the change-in-control transaction, Mr. Zerbe would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $600,000 on December 31, 2022, based on the employment agreement that was in effect at that time.

COO Barbara A.J. Bornhoft. Ms. Bornhoft and the Company entered into an employment agreement in July 2006 that provides (i) for an annual base salary and (ii) that Ms. Bornhoft would be eligible for incentive compensation under the Nuvera MIP in the form of an Annual Incentive Award. The base salary for Ms. Bornhoft was set at $235,000 for 2023. The target incentive for Ms. Bornhoft is 30% of her base salary. The maximum incentive award payable under the plan is 45.0% of base salary (1.5 times the target). The minimum incentive award payable under the plan is $0.

Under the employment agreement, as amended in March 2012, upon termination of Ms. Bornhoft’s employment by the Company, without cause or by Ms. Bornhoft for good reason, Ms. Bornhoft would receive 24 months of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if Ms. Bornhoft is terminated by the Company without cause or by Ms. Bornhoft for good reason within 12 months of the change-in-control transaction, Ms. Bornhoft would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $460,000 on December 31, 2022, based on the employment agreement that was in effect at that time.

CFO Curtis O. Kawlewski. Mr. Kawlewski and the Company entered into an employment agreement in March 2012 that provides (i) for an annual base salary and (ii) that Mr. Kawlewski would be eligible for incentive compensation under the Nuvera MIP in the form of an Annual Incentive Award. The base salary for Mr. Kawlewski was set at $230,000 for 2022. The target incentive for Mr. Kawlewski is 30% of his base salary. The maximum incentive award payable under the plan is 45.0% of base salary (1.5 times the target). The minimum incentive award payable under the plan is $0.

Under the employment agreement, as amended in July 2017, upon termination of Mr. Kawlewski’s employment by the Company without cause or by Mr. Kawlewski for good reason, Mr. Kawlewski would receive 24 months of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if Mr. Kawlewski is terminated by the Company, without cause or by Mr. Kawlewski for good reason within 12 months of the change-in-control transaction, Mr. Kawlewski would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $460,000 on December 31, 2022, based on the employment agreement that was in effect at that time.

Transition and Retirement Agreement with Bill Otis

On August 27, 2019, the Company entered into a Transition and Retirement Agreement (Transition Agreement) with its then CEO Bill Otis. Under this Transition Agreement, effective September 3, 2019, Mr. Otis resigned as CEO and all other positions within the Company other than as a director. Mr. Otis remained an employee with the title of Special Advisor to the Board and was entitled to all employee benefits until his retirement on December 31, 2019. Mr. Otis’s employment agreement continued to govern his compensation until December 31, 2019, except for:

•         His change in position from CEO and his retirement on December 31, 2019, did not trigger severance under his employment agreement;

•         His transition pay of $310,000 annualized replaced his base salary effective September 3, 2019; and

•         The provisions on confidentiality and indemnification continued until he turned age 65 on April 27, 2022, and his non-compete will extend until 12 months after he attains age 65, or until April 27, 2023.

Effective January 1, 2020, Mr. Otis began receiving compensation under the Transition Agreement under which he was paid as a consultant at an annual rate of $310,000 per year until he turned 65 years old on April 27, 2022. Nuvera also agreed to continue to pay its portion of his health insurance premiums until he attained age 65, at his option, either pre-tax under COBRA continuation for the first 18 months or as a taxable benefit after COBRA ended.

In addition, under the Transition Agreement, Mr. Otis agreed that until age 65, he would not engage with others to attempt to replace the Board or acquire additional stock in Nuvera, other than to privately advocate to continue serving as a director after his then-current term expired. At the 2022 annual meeting, Mr. Otis was re-elected for a three-year term ending at the 2025 annual meeting.

COMPENSATION POLICY

The Compensation Committee, which is comprised solely of Independent Directors, is responsible for evaluating and monitoring the Company’s general compensation policies and compensation plans, as well as the specific compensation levels for Executive Officers, including our CEO. The Compensation Committee reviews and recommends annual base salary levels and annual cash award opportunity levels for each Named Executive Officer to the Board.

General Compensation Philosophy

Under the supervision of the Board, the compensation philosophy is designed to:

•          Attract and retain well-qualified executive talent;

•          Tie annual cash incentives to achievement of measurable corporate performance objectives; and

•          Align executive incentives with shareholder value creation.

To achieve these objectives, the Compensation Committee implemented and maintains a compensation plan that ties a significant portion of an executive’s overall compensation to the Company’s financial performance. Overall, the total compensation opportunity is intended to create an executive compensation program that is set competitively compared to similar-sized companies, particularly telecommunication companies.

Each Executive Officer’s compensation package is generally comprised of three elements:

•       Base salary and fringe benefits, which reflects an individual’s qualifications, scope of responsibilities, experience level, expertise, performance and contribution to the Company’s financial results;

•         Cash/common stock-based incentive compensation tied to measurable targets of the Company’s overall success; and

•         The Company’s qualified 401(k) plan, in which the executives participate.

The Executive Officers were not present during, and did not participate in, deliberations or decisions involving their own compensation during 2022. While Executive Officers do not play a role in setting their own compensation, the Company’s CEO does make recommendations to the Compensation Committee concerning individual performance of other Executive Officers.

Base Salary

The level of base salary is established primarily on the basis of an executive’s qualifications and relevant experience; the scope of his or her responsibilities; the strategic goals that he or she manages; the compensation levels of Executive Officers at similar-sized companies, particularly telecommunications companies; the relationship between the executive’s performance and the Company’s results; and market rates of compensation required to retain qualified management. The Company believes that executive base salaries should be competitive with salaries at similar-sized companies. The Compensation Committee reviews the base salary of each executive annually and makes recommendations to the Board pertaining to any adjustments in base salary that (i) take into account the individual’s performance and any changes in the individual’s responsibility and (ii) are necessary or appropriate to maintain a competitive salary structure.

Cash/Common Stock-Based Incentive Compensation

Substantially all of Nuvera’s employees were eligible to participate in the Company’s 2022 Incentive Plan.

The Company engaged an outside consultant in 2005 to advise the Company on its development of Employee Incentive Plans for (i) employees other than Executive Officers and (ii) Executive Officers. Both plans were implemented in 2006. Payments on each plan are based on achievement of objectives of measurable corporate performance, with financial targets. The financial targets include achievement of specified certain operating revenue and OIBITDA criteria based on the Company’s budget. The Board and Compensation Committee, in their sole discretion, may adjust incentive plans for specific periods, including adjustments that may result in non-GAAP financial measures, such as the effect of changes in accounting standards, tax laws and regulations, and extraordinary, non-recurring or unusual events specified by the Board or Compensation Committee, including write-offs or write-downs, capital gains or losses, acquisitions or divestitures, restructurings, and litigation judgments and settlements.

The award formula is weighted according to each of the percentages listed below.

9,000 FTTH Passings	40%
4,500 New Fiber Business-to-Business Connections	30%
1,000 Net Internet Customer Adds	30%
Total	100%

In addition, the Company must obtain a 95% or higher of budget target of OIBITDA for the plan to pay out.

On May 28, 2015, the shareholders of the Company approved the Company’s 2015 Employee Stock Plan (2015 Plan). The purpose of the 2015 Plan is to enable the Company and its Subsidiaries to attract and retain employees by aligning the financial interests of these individuals with the other shareholders of the Company. The 2015 Plan provides for the issuance of Company Common Stock upon the attainment of objectives under the Company’s 2006 Employee Incentive Plans, as amended. Under the 2015 Plan, each qualified employee of the Company may elect to receive up to 50% of their incentive compensation earned under the 2006 Employee Incentive Plans in Company Common Stock in lieu of cash. The Board subsequently determined that the Company’s Executive Officers would receive 50% of their incentive compensation earned in Company Common Stock in lieu of cash.

Grant of Awards to Named Executive Officers under the 2023 Annual Bonus Plan

On March 23, 2023, the Compensation Committee and Board adopted a plan for annual incentive compensation to the Company’s Named Executive Officers under its 2023 Management Incentive Plan (2023 MIP). Under the 2023 MIP, the Company established goals under which these Named Executive Officers have the opportunity to earn an annual bonus based on (i) 17,000 FTTH passings, (ii) 8,000 new fiber broadband connections (conversions and new) and (iii) 1,300 net Internet customer adds. In addition, the Company must obtain a 95% or higher of budget target of OIBITDA for the plan to pay out.

The following table sets forth information concerning the threshold, target and maximum aggregate bonus opportunity under the 2023 MIP for the Named Executive Officers:

Named Executive Officer	Base Salary ($)	Bonus Opportunity
		Threshold ($)	Target ($)	Maximum ($)
Glenn H. Zerbe	315,000	63,000	126,000	189,000
Barbara A.J. Bornhoft	235,000	35,250	70,500	105,750
Curtis O. Kawlewski	235,000	35,250	70,500	105,750

The Board retains discretion under the 2023 MIP to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2023 MIP. In addition, all payments under the 2023 MIP are subject to claw back to the extent required by federal law.

Grant of Awards to Named Executive Officers under the 2017 Omnibus Stock Plan (2017 Plan)

In 2022, after considerable study, discussion and interaction with our consultants, the Compensation Committee decided to replace restricted stock units (RSUs) with non-qualified stock Options (NQSOs or Options). The Compensation Committee believes that grants of Options more directly align management long-term equity compensation with increased shareholder value creation at a time when the Company is engaged in significant investment and transformation as part of its long-term strategy. The Compensation Committee also determined to extend the grant of Options to employee directors and senior employee directors as key members of the Company leadership team and contributors of overall success.

The key attributes of these new Options were:

  The exercise price will be the closing price on the last trading day of the month of the Plan Year as determined by the BOD;

  Options will vest one-third each on the day after the closing price is established of the first, second and third year after the grant date as determined by the BOD;

  Each Option will remain outstanding for ten years, subject to early termination, as described below:

    Options will generally be exercisable for 90 days following termination;
    If termination is a result of death or disability, the exercise period will be one year after termination of employment;
    If an employee retires at or after age 65, the Option will remain exercisable for the balance of the original term; and
    If an employee is terminated for cause, the Option will expire immediately.

  Tax withholding may be satisfied by withholding shares out of the amount exercised;

  Payment of the Option price may be made, among other ways, in cash, by delivery of other shares of common Stock, or by a “net exercise” share withholding arrangement; and

  The Option and any shares received, or any gain on the sale of any shares, is subject to the forfeiture and recoupment as described in Section 13.8 of the Plan.

The Company will use a Black-Scholes formula to determine the number of Options to grant to employee recipients including Named Executive Officers and other employees each year. These Black-Scholes inputs will be applied consistently.

2022 NQSO Grants under Long-Term Incentive Plan

On March 31, 2022, the Board and Compensation Committee authorized the issuance of Options under the 2017 Plan. Each Named Executive Officer and a number of other employees received Options. The number of Options awarded was computed as a percentage of the Named Executive Officer’s Base Salary using a Black-Scholes formula. Because this was the first time the Company had granted Options under the 2017 Plan, the Company proceeded deliberately to ensure it correctly determined the inputs used in the Black-Scholes analysis to determine the number of Options to be granted to each individual. On April 4, 2022, the Board and Compensation Committee completed its analysis. The number of Options awarded were computed as a percentage of the Named Executive Officer’s Base Salary using a Black-Scholes formula that used the closing price of Company common stock of $21.70 on March 31, 2022, as well as other applicable Black-Scholes inputs. Since the Board of Directors and Compensation Committee did not take final action until April 11, 2022, and the Options were not actually issued until April 11, 2022, the Board and Compensation Committee decided that April 11, 2022 would be the appropriate date to use for Option pricing and vesting. Accordingly, the Options were dated April 11, 2022, have an exercise price equal to the closing price of Company common stock of $21.20 on April 11, 2022, which was the same price as March 31,2022, and will vest one-third on each of April 11, 2023, 2024 and 2025.

The table below sets forth the percentage of the Named Executive Officer’s Base Salary issued in the form of Options, the dollar value of the Options granted and the number of Options granted.

Named Executive Offcer	Value of NQSO as a Percentage of Base Salary %	Dollar Value of NQSO ($)	Number of NWSO (#)
Glenn H. Zerbe	55.0	$162,000	50,000
Barbara A.J. Bornhoft	25.0	$57,500	17,747
Curtis O. Kawlewski	25.0	$57,500	17,747

Outstanding Equity Awards as of December 31, 2022

The following table sets forth certain information concerning outstanding Options granted to the Named Executive Officers as of December 31, 2022. There were no outstanding share awards and therefore, these columns are omitted from the table.

	Outstanding Equity Awards at Fiscal Year-End
		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerciable	Option Exercise Price ($)	Option Expiration Date
Glenn H. Zerbe	-	50,000	21.20	4/11/2032
Barbara A.J. Bornhoft	-	17,747	21.20	4/11/2032
Curtis O. Kawlewski	-	17,747	21.20	4/11/2032

The Options had no intrinsic value as of December 31, 2022.

2023 NQSO Grants under Long-Term Incentive Plan

The table below indicates the percentage of Named Executive Officer’s Base Salary to be issued in the form of Options and the dollar value of the Options to be so granted but does not list the number of Options that will be granted. The Company will disclose this information in a Form 8-K filed with the SEC when it completes the calculation of this number. In addition, the number of Options will be included in future SEC filings as well as beneficial reports on Section 16(a) filed by these Named Executive Officers.

Named Executive Officer	Value of NQSO as a percentage of Base Salary (%) (1)	Dollar Value of NQSO ($)	Number of NQSO (#) (1)
Glenn H. Zerbe	60.0	$189,000	65,172
Barbara A.J. Bornhoft	30.0	$70,500	24,310
Curtis O. Kawlewski	30.0	$70,500	24,310

(1)     The Company will disclose the number of Options granted in a Current Report on Form 8-K filed with the SEC when it completes the calculation of this number. In addition, the number of Options will be included in future SEC filings as well as beneficial reports on Section 16(a) filed by these Named Executive Officers.

Other Compensation Programs

The Company has a qualified 401(k) Retirement Savings Plan (Retirement Plan). The Named Executive Officers, along with other employees who contributed to the Retirement Plan, receive matching contributions of 50% of every dollar, up to 6% of all eligible employee contributions. The Company matches a portion of employee contributions to the Retirement Plan in order to encourage employees to participate in their own retirement savings and to provide another competitive recruiting tool to attract and retain employees.

Elements of Post-Termination Compensation

As noted above under “Employment Agreements,” our Employment Agreements with Mr. Zerbe, Ms. Bornhoft and Mr. Kawlewski contain change-in-control provisions. The Compensation Committee believes that severance and change-in-control arrangements for these Named Executive Officers aid in the recruitment and retention of Executive Officers and provides incentives for Executive Officers to grow our business and maintain focus on creating value for our shareholders. The Compensation Committee believes that providing protection to Executive Officers whose employment maybe terminated in connection with a change-in-control transaction strikes an appropriate balance between the interests of our Executive Officers and the interests of others if a change-in-control transaction occurs.

Pay-Versus-Performance Table

The following table compares the compensation of the Company’s CEO to the average of the other Named Executive Officers for 2022 and 2021.

Nuvera Communications, Inc
Pay Verus Performance Table
Year	Summary Compensation Table Total For CEO	Compensation Actually Paid To CEO (1) (2)	Average Summary Compensation Table Total For Non-CEO Named Executive Officers (3) (4)	Compensation Actually Paid To Non-CEO Named Officers	Net Income
(a)	(b)	(c)	(d)	(e)	(h)
2022	$534,619	$517,498	$333,435	$306,634	$7,196,702
2021	$358,690	$358,690	$285,423	$285,423	$12,251,921

(1) In computing the 2022 compensation actually paid to the CEO, the Company adjusted the summary compensation table amount by deducting and re-adding awards of stock of $31,494 from the Company's short-term incentive plan that were both granted and vested in 2022, deducting $162,000, the Topic 718 value of the options granted in 2022, and adding $144,879, the value of restricted stock awards that were issued in 2020 and vested in 2022.
(2) In determining the 2021 compensation actually paid to the CEO, the Company adjusted the summary compensation table amount by deducting and re-adding awards of stock of $37,711 from the Company's short-term incentive plan that were both granted and vested in 2022.
(3) In determining the 2022 average compensation actually paid to non-CEO Named Executive Officers, the Company took the average amount from the summary compensation table, deducted and re-added the average awards of stock of $17,242 from the Company's short-term incentive pan that were both granted and vested in 2022, deducted $57,500, the average Topic 718 value of the Options granted and added $30,699, the average value of RSU's that were issued prior to 2022 and vested in 2022.
(4) In determining the 2021 average compensation actually paid to non-CEO Named Executive Officers, the Company took the average amount from the summary compensation table, deducted and re-added the average awards of stock of $37,488 under the Company's short-term incentive pan that were both granted and vested in 2021.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows the compensation paid or accrued to each of the Company’s non-employee directors in 2022:

	Fees Earned	Fees Earned	All Other
	or Paid in	or Paid in	Compensation
Name	Cash ($)	Stock ($) (1)	($) (2)	Total ($)

Perry L. Meyer	$ 14,365	$ 84,984	$ -	$ 99,349
Dennis E. Miller	17,949	64,984	-	82,933
Bill D. Otis (3)	27,001	39,999	-	67,000
Wesley E. Schultz	25,657	64,984	-	90,641
Colleen R. Skillings	57,384	39,999	-	97,383
Suzanne M. Spellacy	62,509	39,999	-	102,508
James J. Seifert	28,232	52,492	-	80,724

(1)    As noted above, under the “2017 Plan,” all non-employee directors receive a portion of their board compensation in Company stock and have the ability to elect to have an additional amount paid in Company stock. All shares vest on the date of issuance. The value shown is the number of shares awarded valued at the market price on their grant dates, in all cases computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)    The amount listed in the All Other Compensation column represents the change in the non-employee director Compensation policy value accruing to each director for future payment under the Company’s Director Separation policy dated May 26, 2009. Future benefits under this plan were eliminated as of July 25, 2017. All amounts previously accrued became vested to the directors to be paid upon their separation from the Board.

(3)    Until May 2023, Bill Otis received no additional compensation for serving as a non-employee director, but received compensation as described in the Section entitled “Transition and Retirement Agreement with Bill Otis.”

2017 Plan

On February 24, 2017, our Board adopted the 2017 Plan. The Company’s shareholders approved the 2017 Plan at the May 25, 2017, Annual Meeting and it became effective on that date. The purpose of the 2017 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. On March 13, 2023, the Board adopted changes to the 2017 Plan. Most of the changes eliminate language specific to the requirements and limitations on grants under Internal Revenue Code Section 162 (m), which was repealed by Congress. The Board also increased the limit on annual grants from 50,000 to 100,000 shares per participant and eliminated separate provisions on new-hire stock grants and cash-based grants. The Board also made minor changes to other sections of the 2017 Plan. The Board did not increase the number of shares authorized for issuance under the 2017 Plan or change the terms of eligibility for participants under the 2017 Plan.

The 2017 Plan enables the Company to grant stock incentive awards to employees, including officers, and to Board members and service providers. The 2017 Plan permits stock incentive awards in the form of incentive and NQSOs, stock appreciation rights, restricted stock, RSUs, performance stock, performance units, and other awards in stock or cash. The 2017 Plan permits the issuance of up to 625,000 shares of our common stock in any of the above stock awards.

As of April 3, 2023, 249,700 shares of common stock remain available for issuance under the 2017 Plan and as of March 30, 2023, 149,747 shares of common stock remain available for issuance under the 2015 Plan.

The Board (or a Committee) has the power under the 2017 Plan to designate a portion of each non-employee director’s retainer that will be paid in Company common stock. Each non-employee director also has the ability to designate an additional percentage of his or her retainers to be paid in Company common stock. In 2017, the Board determined that 50% of each non-employee director’s retainer would be paid in Company common stock, and that each non-employee director would have the ability to designate an additional percentage of his or her retainers, up to a maximum of 100% of the retainer, to be paid in Company common stock.

For the 2021 - 2022 director terms, each non-employee director was paid an annual equity retainer of $40,000 and a cash retainer of $25,000. In addition, in 2022, individual meeting fees were replaced by committee meeting retainers. Audit Committee members received a $6,500 meeting retainer, Compensation Committee members received a $5,000 meeting retainer and Governance and Nominating Committee members received a $5,000 meeting retainer. The Chair of the Board receives an additional $20,000 annual retainer. The Audit Committee Chair receives an additional $13,000 annual retainer. The Compensation Committee Chair receives an additional $10,000 annual retainer. The Governance and Nominating Committee Chair receives an additional $10,000 annual retainer.

Compensation Consultant

In December 2016, the Company’s Board engaged Grant Thornton to analyze Company non-employee director compensation. After reviewing and analyzing the Grant Thornton study, the Board determined that Company non-employee director compensation was between the 25th and 50th percentiles of compensation for comparable companies. The Board increased the annual director retainer for non-employee directors from $20,000 to $30,000 in 2017 and increased the annual compensation by an additional $10,000 from $30,000 to $40,000 effective as of the date of the 2018 Annual Meeting. The Company believes that action put its non-employee director compensation close to the median for companies of comparable size. In connection with the 2017 increase, the Company terminated future accruals under the Director Separation Compensation Policy, as described below.

In addition, the Compensation Committee engaged Grant Thornton to analyze the Company’s executive compensation. As a result of the Grant Thornton study, the Board and the Compensation Committee adopted the 2017 Plan as the Company long-term incentive plan. The “General Compensation Policy” described in this proxy statement reflects action taken in response to the Grant Thornton recommendations.

In 2022, the Compensation Committee engaged Grant Thornton to conduct an updated analysis of the Company’s executive compensation and non-employee director compensation.

In each instance, Grant Thornton was selected and hired by the Compensation Committee.

Director Separation Compensation Policy

Under the Company’s Director Compensation established May 26, 2009, a director who served at least three full terms (nine years) was entitled to receive as compensation three times the Board annual retainer in effect at the time of separation from the Board. Directors who serve full terms beyond the initial three terms was entitled to receive additional compensation of one-half times the annual Board retainer in effect at the time of separation for each additional full term served, not to exceed three additional terms. Separation includes retirement, resignation, death, disability or change of corporate ownership. This compensation to directors will generally be paid within sixty days of the director’s separation from the Board, and otherwise in accordance with Section 409A of the Internal Revenue Code. Effective July 25, 2017, the Board ended any future compensation earned under this plan. All compensation earned to date under this plan will be paid to the Board members who have earned this compensation, but no future compensation will be earned under this plan. The Company’s future obligations under this policy as of December 31, 2022, were $230,002. The Company developed this policy with the assistance of Organizational Concepts International, an outside compensation consultant, in an effort to remain competitive in attracting and retaining outside directors.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Process Regarding Director Nominations and Director Qualifications

Nominations of Incumbent Directors

In selecting nominees for the Board to be elected at the annual meeting of Nuvera Communications, Inc. or any special meeting of shareholders of Nuvera at which directors are to be elected, the Corporate Governance and Nominating Committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the Board.

Nuvera believes that Nuvera and its shareholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with the insight into Nuvera’s affairs that they have accumulated during their tenure with the Company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Committee, in general, to re-nominate an incumbent director whose term expires at the upcoming annual meeting if:

•         the director wishes to continue his or her service with the Board;

•         the director continues to satisfy the Committee’s criteria for membership on the Board;

•         the Committee believes the director continues to make important contributions to the Board; and

•         there are no special, countervailing considerations against re-nomination of the director.

Nomination of New Directors

The Committee will identify and evaluate new candidates for election to the Board where the Committee determines not to nominate an incumbent director or where a vacancy arises by reason of the resignation, retirement, removal, death or disability of an incumbent director or by reason of a vacancy resulting from a decision of the Board to expand the size of the Board. For such Board positions, the Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and senior management of Nuvera. In addition, the Committee may engage a search firm to assist it in identifying qualified candidates.

The Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Committee, the existing composition of the Board, and other factors it deems relevant. In conducting its review evaluation, the Committee may solicit the views of Nuvera’s management, other Board members, and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members or other Board members to interview any proposed candidate.

Shareholder Nominations

The Committee will consider recommendations for the nomination of directors submitted by holders of Nuvera shares of capital stock entitled to vote generally in the election of directors. The Committee will evaluate candidates recommend by shareholders in the same manner as those recommended by others.

Qualifications for Nominees

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Committee to recommend the candidate to the Board. Under the terms of Nuvera’s Restated Articles of Incorporation, the number of directors shall be no fewer than seven (7) but no more than nine (9), based on need as determined by the Board. Under Nuvera’s Corporate Governance Guidelines, all potential director nominees must have undergone an acceptable background check.

The Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Nuvera and the Board. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include:

•        whether the candidate is an “independent director” under the rules and regulations of the Nasdaq Stock Market or any principal market on which Nuvera’s stock trades and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•        whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the rules and regulations of the Nasdaq Stock Market or any principal market on which Nuvera’s stock trades;

•        whether the candidate is an “audit committee financial expert” under the federal securities laws and rules and regulations of the SEC;

•        whether the candidate is active in business, professional or working life;

•        the needs of Nuvera with respect to the particular talents and experience of its directors;

•        the personal and professional integrity and reputation of the candidate;

•        the candidate’s level of education and business experience;

•        the candidate’s broad-based business acumen;

•        the candidate’s level of understanding of Nuvera’s business and the industry in which Nuvera operates and other relevant industries relevant to Nuvera’s business;

•        the candidate’s ability and willingness to devote adequate time to work of the Board and its committees;

•        the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of Nuvera;

•        whether the candidate possesses strategic thinking and a willingness to share ideas;

•        the candidate’s diversity in background, education, gender, business experience, skills, business relationships and associations, and other factors that would contribute to the Board’s governance of the Company; and

•        the candidate’s ability to represent the interests of all shareholders and not a particular interest group.

Submitted and Approved by the Corporate Governance and Nominating Committee of the Board of Directors

Suzanne M. Spellacy, Chair
James J. Seifert Colleen R. Skillings

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three Directors: Wesley E. Schultz (Chair), James J. Seifert and Colleen R. Skillings. The Board has determined that each Audit Committee member is independent under applicable SEC rules. The Board has also determined that Mr. Schultz and Ms. Skillings are “Audit Committee Financial Experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

The Audit Committee acts under a written charter that sets forth its responsibilities and duties as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee Charter is available on the Company’s website at www.nuvera.net.

During 2022, the Audit Committee met with the Company’s management at each of its regularly scheduled meetings. The Audit Committee also met with a representative from Olsen Thielen & Co., Ltd., the Company’s independent registered public accounting firm, at several of its meetings. Agendas for the Audit Committee’s meetings are established by the Chair of the Audit Committee in consultation with the CFO. At those meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession as well as a summary of anonymous reports received via the Company’s anonymous reporting process. The Audit Committee also had separate executive sessions from time to time. The Audit Committee provides reports of its activities at each regularly scheduled Board meeting.

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses these reports with the Company’s management and Olsen Thielen & Co., Ltd prior to the filing of each report with the SEC. In addition, the Audit Committee also reviews related matters, such as the quality of the Company’s accounting practices and alternative methods of accounting under generally accepted accounting principles in the United States, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Management of the Company has the primary responsibility for the Company’s financial statements. The independent registered public accounting firm has responsibility for the audit of the Company’s financial statements. The responsibility of the Audit Committee is to oversee financial matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets periodically with representatives of Olsen Thielen & Co., Ltd. without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

The Audit Committee has also discussed with Olsen Thielen & Co., Ltd. that their firm is retained by the Audit Committee and that they must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee.

In addition to its other duties described in the Committee’s Charter, the Audit Committee has:

•         Reviewed and discussed with the Company’s management and the independent registered public accounting firm, the audited financial statements as of December 31, 2022, and for the year then ended;

•         Discussed with Olsen Thielen & Co., Ltd., the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with Those Charged with Governance, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB); and

•         Received from the independent registered public accounting firm, the written disclosures and letter required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and discussed their independence with them.

The Audit Committee has received written disclosures and a letter, required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has also discussed with Olsen Thielen & Co., Ltd., its independence as it relates to the Company. The Audit Committee has concluded that Olsen Thielen & Co., Ltd. is independent with respect to the Company and its management.

The Audit Committee has reviewed and discussed the fees paid to Olsen Thielen & Co., Ltd. during the year ended December 31, 2022. The fees paid were for services related to the audit and other services and are included on page 35 under "Fees Billed and Paid to Independent Registered Public Accounting Firm."

The Audit Committee has adopted a policy that requires pre-approval of all services of Olsen Thielen & Co., Ltd. by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of this approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations, the Audit Committee recommended to the Board that the audited financial statements of the Company, as of December 31, 2022, and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors

Wesley E. Schultz, Chair
James J. Seifert Colleen R. Skillings

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation program for the CEO and the Board is the responsibility of the Compensation Committee of the Board. The Compensation Committee is comprised of three independent members of the Board – Dennis E. Miller (Chair), Wesley E. Schultz and Suzanne M. Spellacy. The Compensation Committee oversees the Company’s compensation practices and establishes the principles and strategies that guide the design of compensation plans and benefit programs for all Company employees and makes recommendations to the Board.

The following discussion describes the Company’s approach to executive compensation. The Compensation Committee retains the right to consider factors other than those set forth below in setting executive compensation levels for individual officers.

The 2022 compensation program consisted of three elements: (i) an annual base salary, (ii) a cash/common stock in lieu of cash based incentive under the short-term MIP and (iii) Option grants awarded under the long-term MIP. These MIPs are designed to reward key executives for the Company’s annual and long-term success and to assist in the recruitment and retention of key executives. These MIPs are also used to link total executive compensation to the Company’s financial performance.

Overall, the Company philosophy for its executive compensation program is to pay executives competitively compared to similar-sized companies, particularly telecommunications companies. The Compensation Committee considers Company performance and compensation levels of comparable companies when making its recommendations pertaining to annual base salaries and making awards under the MIPs.

The Compensation Committee worked with consultants to originally develop the MIPs, which were effective beginning in the years 2006 and 2017. The Company believes the MIPs enable the Company to motivate its executive officers to achieve key financial and strategic objectives.

In 2015, upon Compensation Committee recommendation, the Board adopted, and the Company’s shareholders approved the 2015 Plan under which employees participating in the MIP may elect to receive up to 50% of their short-term incentive paid in Company stock.

In 2017, upon Compensation Committee recommendation, the Board adopted, and the Company’s shareholders approved the 2017 Plan. The purpose of the 2017 Plan was to enable Nuvera and its subsidiaries to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. The plan enables the Board to grant stock incentive awards to current and new employees, including officers, and to Board members and service providers. The 2017 Plan permits stock incentive awards in the form of Options (incentive and non-qualified), stock appreciation rights, restricted stock, RSUs, performance stock, performance units, and other awards in stock or cash. The 2017 Plan permits the issuance of up to 625,000 shares of our Common Stock in any of the above stock awards.

In reviewing the CEO’s 2022 performance, the Compensation Committee determined that Mr. Zerbes’ total compensation package was aligned with the Company’s overall 2022 performance. The Compensation Committee also reviewed the compensation levels of executives in comparable companies, and determined that Mr. Zerbes’ salary, short-term and long-term incentive compensation was competitive within the industry.

In 2022, the Compensation Committee and the Board adopted a new long-term incentive program. See Grant of Awards to Named Executive Officers under the 2017 Omnibus Stock Plan for additional information on this program.

In addition, the Compensation Committee believes that the Company’s compensation practices, and compensation philosophy align executive interests with those of its shareholders by linking total executive compensation to the Company’s overall financial performance and as evidenced by the Shareholder approval of the “say-on-pay” proposal at the May 23, 2019, Nuvera Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors

Dennis E. Miller, Chair
Wesley E. Schultz
Suzanne M. Spellacy

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services of Independent Registered Public Accounting Firm for 2022

Olsen Thielen & Co., Ltd. served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022. The Audit Committee of the Board appointed Olsen Thielen & Co., Ltd. as the independent registered public accounting firm for the Company beginning with the fiscal year ended December 31, 2023.

Fees Billed and Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by Olsen Thielen & Co., Ltd. for professional services rendered for the fiscal years ended December 31 2022 and 2021, respectively.

Fee Category	2022 Fees	2021 Fees
Audit Fees	$ 227,521	$ 215,310
Audit - Related Fees	13,700	9,700
All Other Fees	10,179	9,630
Total Fees	$ 251,400	$ 234,640

Audit Fees

Audit fees are those billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees billed for assurance and services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” The audit-related fees for 2022 and 2021 related to the audits of the Company’s employee benefit plan.

All Other Fees

All other fees are those for products and services other than the services reported above. The fees billed for all other services paid in 2022 and 2021, respectively, were for general regulatory assistance. The Company typically does not engage its current independent registered public accounting firm directly for other fees or services.

Independence

The Audit Committee of the Board has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the independent registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit Committee annually approves the scope and fees payable for the year-end audit to be performed by the independent registered public accounting firm for the next fiscal year. The Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure the provision of these services does not impair the independent registered public accounting firm’s independence. The Audit Committee does not delegate to management, its responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all services the Company received from Olsen Thielen & Co., Ltd. during the year ended December 31, 2022.

Appointment of Independent Registered Public Accounting Firm for 2023

Subject to ratification by the shareholders at the May 25, 2023, Annual Meeting, the Audit Committee of the Board has appointed Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

Ratification of the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum but are not considered votes cast and will not count either in favor or against the proposal. Abstentions are counted as present and entitled to vote for the purposes of determining a quorum but are not counted for the purposes of determining whether shareholders have approved the matter. Therefore, if you abstain from voting on Proposal 2: Ratification of Olsen Thielen & Co., Ltd. as the Company’s Independent Registered Public Accounting Firm, it has the same effect as a vote against the proposal.

Representatives of Olsen Thielen & Co., Ltd. are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders in attendance.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE "FOR" THE RATIFICATION OF APPOINTMENT OF OLSEN THIELEN & CO., LTD. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES REPRESENTED BY PROXY WILL BE VOTED “FOR” THIS PROPOSAL, UNLESS YOU SPECIFY A DIFFERENT CHOICE ON THE ACCOMPANYING PROXY CARD.

PROPOSAL 3 – BYLAW AMENDMENT PROPOSAL

Overview

At the 2022 Annual Meeting of Shareholders, the Nuvera shareholders approved an amendment to Section 3.2 of the Company’s bylaws eliminating the mandatory retirement age of 69 for directors. The Board has reviewed the amended bylaws and determined it would be appropriate to also delete the following wording from that sentence: “In order that the Board of Directors is made up of individuals who are active in business, professional or working life, it is in the best interest of the corporation that an age limit be set for members of the Board of Directors.”

As disclosed in 2022 Proxy Statement, the board has reviewed data regarding board succession planning and refreshment practices and has determined that it is no longer in the best interest of the Company to have a defined age limit for directors in the Company’s bylaws. The board believes that age alone does not reflect the effectiveness of a director and that a strong board and director evaluation process, rather than a mandatory retirement age, would serve the Company better to effectively address any director non-performance issues. The data reviewed by the board indicates many public companies that have adopted mandatory retirement ages (i) have set this age higher than 70 and (ii) include a procedure for waiving this mandatory retirement age in appropriate circumstances. Further, data shows that most companies with mandatory retirement policies have these policies in board-adopted Governance Guidelines, rather than in the company’s bylaws. The proposed amendment would also eliminate the requirement for the board to set any age limit. The board would retain the authority to consider and add to its governance guidelines, age as a factor in considering individuals for board nomination and election but any such provisions will be discretionary.

The proposed amendment would amend Section 3.02 of the Company’s bylaws by deleting the last sentence as set forth below:

3.2)      Number, Term and Qualifications. The Board of Directors shall consist of no fewer than seven (7) but no more than nine (9) members, based on need as determined by the Board. The directors shall be elected at the annual meeting of shareholders of the corporation. Each director shall be elected to office for a term of three (3) years and shall continue to serve until the director’s successor has been duly elected and qualified. [~~In order that the Board of Directors is made up of individuals who are active in business, professional or working life, it is in the best interest of the corporation that an age limit be set for members of the Board of Directors.]~~

If this Proposal #3, Bylaw Amendment Proposal is approved by the Nuvera shareholders, the amendment to the Nuvera bylaws will become effective immediately.

Vote Required

The approval of this Proposal #3, Bylaw Amendment Proposal requires approval by the greater of (i) a majority of the voting power of the shares present and entitled to vote on this item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3 – BYLAW AMENDMENT PROPOSAL.

PROPOSAL 4 – PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO ELIMINATE 30-SHARE MINIMUM OWNERSHIP REQUIREMENT.

Overview

Nuvera is asking its shareholders to approve anamendment to theNuvera Articles of Incorporation to eliminate language that no transfer of stock will be permitted if the result of this sale is ownership of fewer than 30 shares of stock by the transferee or transferor.

Specifically, Article 3, Section 4 of the Nuvera Articles of Incorporation currently states:

No transfer of stock shall be permitted if the result of such sale is ownership of less than thirty (30) shares of stock by the transferee or transferor except that any stockholder presently owning less than thirty (30) shares shall be permitted to transfer the same in total. No transfer of stock shall be permitted which results in the ownership of fractional shares.

The Nuvera board has considered the origin and intent of this section and determined:

1.       This section and similar predecessor sections have been included in the Company’s Articles of Incorporation for a number of years;

2.       The board believes these provisions were originally included to limit the Company’s cost and expense involved with the transfer of small numbers of shares represented by physical share certificates, including processing, printing and mailing;

3.       Subsequent to the adoption of these provisions, there have been a number of changes in the issuance and trading of common stock in the public markets, including the market for the Company’s common stock;

4.       Currently, more than half of the Company’s common stock is held via book entry or street name and trades processed and settled without delivery of physical certificates; specifically, as of January 17, 2023, over 57.4% of the Company’s common stock was held beneficially or in street name;

5.       The Board believes that this Article provision is difficult to enforce today and serves no compelling Company interest;

6.       Further, the Board believes it would not be in the best interest of the Company and its shareholders to amend the Articles to provide that this limitation is only applicable to shares issued in certificated form, but that rather it is in the best interest of the Company and its shareholders to eliminate this provision completely from the Company’s Articles; and

7.       Although eliminating this section would also eliminate the prohibition in the Articles in the ownership of fractional shares, the Company does not intend to allow issuance of fractional shares.

Effectiveness of Amendment

If this Proposal #4, Amendment of Article Proposal, is approved by the Nuvera shareholders, Nuvera will file an amendment to it Articles of Incorporation with the Minnesota Secretary of State shortly after the meeting.

Vote Required

The approval of this Proposal #4, Articles of Incorporation Amendment Proposal requires approval by the greater of (i) a majority of the voting power of the shares present and entitled to vote on this item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO ELIMINATE 30-SHARE MINIMUM OWNERSHIP REQUIREMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is Company's policy that all proposed transactions by the Company with Directors, Officers, five percent shareholders and their affiliates, be entered into only if these transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of its Board.

ANNUAL REPORT ON FORM 10-K

Upon written request to Nuvera Communications, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: President, the Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and the financial statement schedules as filed with the SEC, to any person whose proxy is being solicited. The Annual Report on Form 10-K can also be found on the Company’s website at www.nuvera.net.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

The Company intends to first make available the Proxy Statement for its 2024 annual meeting on or about April 12, 2024. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2024 Annual Meeting, the proposal must be in proper form pursuant to SEC Regulation 14A, Rule 14a-8 – Shareholder Proposals and be received at the principal Executive Offices of the Company at 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: CEO, no later than December 13, 2023. In addition, if the Company is not notified by February 26, 2024, of a proposal to be brought before the 2024 Annual Meeting by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

NOTICE AND ACCESS

For this 2023 Annual Meeting, Nuvera is distributing proxy materials to its shareholders exclusively through Notice and Access. This means rather than mailing a printed copy of the Annual Report, Proxy Statement, and Proxy Card to shareholders, each shareholder will receive a “Notice of Internet Availability of Proxy Materials.”

Upon receipt of this notice, either electronically or in the mail, any Nuvera shareholder can request printed full set materials and Nuvera will send them to the shareholder.

Nuvera believes that a majority of its shareholders now access materials electronically and that moving to Notice and Access rather than full set delivery of all proxy material will enable Nuvera to avoid the expense of printing and mailing proxy materials to all shareholders, while ensuring that printed materials remain available for all shareholders who request them. If you have any questions about Notice and Access, please feel free to contract the Company’s Secretary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Proxy Statement, Proxy Form and Annual Report on Form 10-K, are available at the Company’s website, located at www.proxyvote.com.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock (“10% shareholders”) to file reports of ownership and changes in ownership with the SEC and NASDAQ. These officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon information provided to the Company by individual officers, directors and 10% shareholders, Nuvera believes that all of these filing requirements were satisfied by the Company’s officers, directors and 10% shareholders in calendar year 2022.

OTHER MATTERS

The Company did not receive notice by December 13, 2022, of any shareholder proposals that were to be presented for a vote at the 2023 Annual Meeting. Therefore, no shareholder proposals are included in this proxy statement and if any other matter requiring a vote properly comes before the meeting, the persons named on the accompanying proxy card will vote your shares on that matter in their discretion.

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the virtual meeting, please sign and date the proxy and return it promptly in the enclosed envelope or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically either voting over the Internet at www.proxyvote.com or by touch-tone telephone at 1-800-690-6903.

By Order of the Board of Directors

/s/ Barbara A.J. Bornhoft

Barbara A.J. Bornhoft

Corporate Secretary

New Ulm, Minnesota

April 13, 2023

Nuvera

NUVERA COMMUNICATIONS, INC.
27 NORTH MINNESOTA STREET
NEW ULM, MN 56073

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NUVR2023.**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05884-P90515

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUVERA COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following directors:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James Seifert
02) Colleen Skillings

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

NOTE: The nominees for Board of Directors, if elected, will each hold office until the Annual Meeting of Shareholders to be held in 2026 or until his/her successor is elected and qualified.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V05885-P90515

NUVERA COMMUNICATIONS, INC.
27 North Minnesota Street
New Ulm, MN 56073
(507) 354-4111

The undersigned hereby appoints Perry Meyer, Dennis Miller, Bill Otis, Wesley Schultz, and Suzanne Spellacy, or any of them, with power of substitution, as proxies to vote the shares of common stock of the undersigned in Nuvera Communications, Inc. at the Virtual Annual Meeting of Shareholders to be held on May 25, 2023 at 10:00 a.m. CDT at www.virtualshareholdermeeting.com/NUVR2023 and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified (and in the manner directed) on this proxy and described in the proxy statement furnished herewith.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side